Exhibit 3.4

Section 1.          Stock Certificates and Uncertificated Shares.

           (a)           The shares of stock of the Corporation may be represented by certificates or may be uncertificated.  Each holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the Corporation.  Where any such certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon (a) any such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.  Absent a specific request for such a certificate by the registered owner or transferee thereof, all shares may be uncertificated upon the original issuance thereof by the Corporation or upon surrender of the certificate representing such shares to the Corporation or its transfer agent.

           (b)           No certificate or entry representing uncertificated shares shall be issued or made, as the case may be, until the full amount of consideration therefor has been paid, except as otherwise permitted by law.

Section 2.          Lost or Destroyed Certificates.  The Board of Directors may direct uncertificated shares or, if requested by the registered owner, a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of uncertificated shares or a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.  A new certificate or entry representing uncertificated shares may be issued or made, as the case may be, without requiring any such evidence or bond when, in the judgment of the Board of Directors, it is proper to do so.

Section 3.	Transfers of Shares.

           (a)           Transfers of shares of the Corporation shall be made on the share records of the Corporation only by the holder of record thereof, in person or by his duly authorized attorney, upon (i) surrender for cancellation of the certificate or certificates representing such shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed or (ii) upon presentation of proper transfer instructions from the holder of record of uncertificated shares, with such proof of the authenticity of the signature and of authority to transfer and of payment of transfer taxes as the Corporation or its agents may require.

Section 5.          Regulations.  Except to the extent that the exercise of such power shall be prohibited or circumscribed by these By-Laws, by the Certificate of Incorporation, or other certificate filed pursuant to law, or by statute, the Board of Directors shall have power to make such rules and regulations concerning the issuance, registration, transfer and cancellation of stock certificates and uncertificated shares as it shall deem appropriate.